Exhibit 99

AGREEMENT RELATING TO FILING OF

JOINT STATEMENT PURSUANT TO

RULE 13d-1(k) UNDER THE

SECURITIES ACT OF 1934, AS AMENDED

The undersigned agree that the Statement on Schedule 13G to which this Agreement is attached is filed on behalf of each of them.

Date: February 2, 2015

MADISON BANK OF MARYLAND EMPLOYEE STOCK OWNERSHIP PLAN

By Its Trustees:

/s/ Julia A. Newton	February 2, 2015
Julia A. Newton, as Trustee

/s/ Lawrence W. Williams	February 2, 2015
Lawrence W. Williams, as Trustee

/s/ Lisa M. McGuire-Dick	February 2, 2015
Lisa M. McGuire-Dick, as Trustee

/s/ Julia A. Newton	February 2, 2015
Julia A. Newton, as an Individual Shareholder

/s/ Lawrence W. Williams	February 2, 2015
Lawrence W. Williams, as an Individual Shareholder

/s/ Lisa M. McGuire-Dick	February 2, 2015
Lisa M. McGuire-Dick, as an Individual Shareholder